Exhibit 8.2

Taylor Vise Brown & King, LLC

Certified Public Accountants and Consultants

April 23, 2021

Boards of Directors

Cullman Savings Bank, MHC

Cullman Bancorp, Inc., a federal corporation

Cullman Bancorp, Inc., a Maryland corporation

Cullman Savings Bank

316 Second Avenue S.W.

Cullman, Alabama 35055

Boards of Directors:

You have requested this firm’s opinion regarding the material Alabama income tax consequences that will result from the conversion of Cullman Savings Bank, MHC, a federally-chartered mutual holding company (the “Mutual Holding Company”), from the mutual to the capital stock form of organization (the “Conversion”), pursuant to the Plan of Conversion and Reorganization of Cullman Savings Bank, MHC, dated March 9, 2021 (the “Plan”), and the integrated transactions described below.

In connection with our opinion, we have relied upon the accuracy of the factual matters set forth in the Plan and are also relying on the truth and accuracy of certain representations made by you to us. We have also assumed that the transactions contemplated by the Plan will be consummated strictly in accordance with the Plan.

This opinion hereby incorporates the federal tax opinion prepared by Luse Gorman, PC. The federal tax opinion represents and makes certain conclusions regarding certain federal tax consequences of the same transaction listed above. In rendering our opinion as to certain Alabama income tax consequences, we have relied without verification on the accuracy and conclusions of the federal tax opinion of Luse Gorman, PC.

We opine only as to the matters we expressly set forth herein, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

In rendering our opinions, we have considered the applicable provisions of the Official Code of Alabama, the Official Compilation of Rules and Regulations of the State of Alabama, pertinent judicial authorities, other interpretative rulings and such other Alabama authorities as we have considered relevant.

Statement of Facts

Based upon our review of, and in reliance upon, the documents described above, we understand that the relevant facts are as follows. The Bank became the wholly owned subsidiary of the Mid-Tier Holding Company in 2009. The Mid-Tier Holding Company is a stock holding company, whose shares of common stock are presently traded on the Pink Open Market operated by OTC Markets Group under the symbol “CULL.” The Mid-Tier Holding Company’s majority owner is the Mutual Holding Company, which owns 57.3% of its outstanding shares. The owners of the Mutual Holding Company are the depositors of the Bank, who are entitled upon the complete liquidation of the Mutual Holding Company to any liquidation proceeds after the payment of creditors. At December 31, 2020, the Mid-Tier Holding Company had 2,449,919 shares of common stock outstanding, of which 1,046,188 shares, or 42.7%, were owned by the public and the remaining 1,403,731 shares of common stock of the Mid-Tier Holding Company were owned by the Mutual Holding Company.

Telephone - 205.822.3488	150 Olde Towne Road Birmingham, Alabama 35216	Fax - 205.822.3541

Board of Directors

Cullman Savings Bank, MHC

Cullman Bancorp, Inc., a federal corporation

Cullman Bancorp, Inc., a Maryland corporation

Cullman Savings Bank

April 23, 2021

For what are represented to be valid business purposes, the Boards of Directors of the Mutual Holding Company, the Holding Company, the Mid-Tier Holding Company, and the Bank have adopted the Plan providing for the conversion of the Mutual Holding Company from a federally-chartered mutual holding company to the capital stock form of organization. As part of the Conversion, the Holding Company will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company, and will offer shares of Holding Company Common Stock to depositors of the Bank and members of the general public in the Offering.

Pursuant to the Plan, the Conversion will be effected as follows and in such order as is necessary to consummate the Conversion:

1.	The Holding Company will be organized as a first tier Maryland-chartered stock holding company subsidiary of the Mid-Tier Holding Company.

2.

The Mutual Holding Company will merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the surviving entity (the “MHC Merger”) whereby the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be cancelled and the owners of the Mutual Holding Company (e.g., the depositors of the Bank) will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company.

3.

Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with the Holding Company (the “Mid-Tier Merger”), with the Holding Company as the resulting entity. As part of the Mid-Tier Merger, the liquidation interests in Mid-Tier Holding Company constructively received by the depositors will automatically, without further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account maintained by the Holding Company and the Minority Shares will automatically, without further action on the part of the holders thereof, be converted into and become the right to receive Holding Company Common Stock based on the Exchange Ratio (as further described herein).

4.	Immediately after the Mid-Tier Merger, the Holding Company will sell Holding Company Common Stock in the Offering.

5.

The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for additional common stock of the Bank and in exchange for the Bank Liquidation Account.

Following the Conversion, a Liquidation Account will be maintained by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to the Plan, the initial balances of the Liquidation Account will be equal to the product of (i) the Majority Ownership Interest and (ii) the Mid-Tier Holding Company’s total shareholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Conversion, plus the value of the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company before the effective date of the Conversion (excluding its ownership of Mid-Tier Holding Company common stock). The terms of the Liquidation Account and Bank Liquidation Account, which supports the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets, are set forth in the Plan.

Taylor Vise Brown & King, LLC

Board of Directors

Cullman Savings Bank, MHC

Cullman Bancorp, Inc., a federal corporation

Cullman Bancorp, Inc., a Maryland corporation

Cullman Savings Bank

April 23, 2021

As part of the Conversion, all of the then-outstanding shares of Mid-Tier Holding Company common stock owned by Minority Shareholders will be converted into and become shares of Holding Company Common Stock pursuant to the Exchange Ratio which ensures that after the Conversion, Minority Shareholders will own in the aggregate the same percentage of Holding Company Common Stock as they held in Mid-Tier Holding Company common stock immediately prior to the Conversion, exclusive of Minority Shareholders’ purchases of additional shares of Holding Company

Common Stock in the Offering, receipt of cash in lieu of fractional shares and adjustment of the exchange ratio to reflect assets held by Mutual Holding Company (other than shares of stock of the Mid-Tier Holding Company). As part of the Conversion, additional shares of Holding Company Common Stock will be sold on a priority basis to depositors of the Bank and to members of the public in the Offering.

As a result of the Conversion and Offering, the Holding Company will be a publicly-held corporation, will register the Holding Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

The shareholders of the Holding Company will be the former Minority Shareholders of the Mid-Tier Holding Company immediately prior to the Conversion, plus those persons who purchase shares of Holding Company Common Stock in the Offering. Nontransferable rights to subscribe for the Holding Company Common Stock have been granted, in order of priority, to Eligible Account Holders, the Bank’s tax-qualified employee plans (“Employee Plans”), Supplemental Eligible Account Holders, and certain depositors of the Bank as of the Voting Record Date who qualify as Voting Members (“Other Members”). Subscription rights are nontransferable. The Holding Company will also offer shares of Holding Company Common Stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering or Syndicated Community Offering to certain members of the general public (with preferences given first to persons residing in Cullman County, Alabama Counties of ) and if shares remain after the subscription and community offerings, shares may be offered, at the sole discretion of the Holding Company, to members of the general public in a Syndicated Community Offering.

Law and Analysis

Alabama imposes an annual excise tax on every domestic and foreign financial institution measured on its Alabama taxable net income under Code of Alabama Section 40-16.

The term “Financial Institution” means any person, firm, corporation, and any legal entity whatsoever doing business in Alabama as a bank defined by Alabama Code Section 40-16-1.1.

Section 2(a) of the Bank Holding Company Act of 1956, as amended, 12 U.S.C. Section 1841(a) defines the term “bank holding company” as “any company which has control over any bank or over any company that is or becomes a bank holding company ….” Alabama law provides an identical definition of “bank holding company” pursuant to Alabama Code Section 40-16-1.1.

For taxable years beginning on or after January 1, 2020, Alabama has adopted the provisions of the Code, and all federal acts as they relate to the computation of Federal Adjusted Gross Income (AGI) as enacted under the Financial Institution Act of 2019 (Act 2019-284), to begin computation of Alabama financial institution excise tax for all entities except credit

Taylor Vise Brown & King, LLC

Board of Directors

Cullman Savings Bank, MHC

Cullman Bancorp, Inc., a federal corporation

Cullman Bancorp, Inc., a Maryland corporation

Cullman Savings Bank

April 23, 2021

unions, with federal taxable income without the benefit of federal net operating losses, plus certain additions and subtractions allowed by Alabama Code Section 40-16-1.2.

Opinion

The proposed Conversion provides for no steps or components which would be treated differently for Alabama income tax purposes than for federal income tax purposes. The federal tax opinion letter of Luse Gorman, PC provides for no federal income taxes resulting from the Conversion except with respect to the receipt of cash in lieu of fractional share interests to the minority shareholders. Likewise, it is Taylor Vise Brown & King, LLC’s opinion that there should be no Alabama income taxes resulting from the Conversion except as specifically noted herein.

Our opinion is based on the federal income tax treatment of the transactions as provided by Luse Gorman, PC. Based solely upon the foregoing representations and information and assuming the transactions occur in accordance with the Reorganization Agreement, Taylor Vise Brown & King, LLC is of the opinion that under the relevant sections of the Alabama Code, Regulations and Statutes, for Alabama income tax purposes:

1.	The MHC Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code. (Section 368(a)(l)(A) of the Code)

2.

The constructive exchange of the Eligible Account Holders and Supplemental Eligible Account Holders liquidation interests in the Mutual Holding Company for liquidation interests in the Mid-Tier Holding Company in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations. (cf. Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54)

3.

No gain or loss will be recognized by the Mutual Holding Company on the transfer of its assets to the Mid-Tier Holding Company and the Mid-Tier Holding Company’s assumption of its liabilities, if any, in constructive exchange for liquidation interests in the Mid-Tier Holding Company or on the constructive distribution of such liquidation interests to members of the Mutual Holding Company. (Section 361(a), 361(c) and 357(a) of the Code)

4.

No gain or loss will be recognized by the Mid-Tier Holding Company upon the receipt of the assets of the Mutual Holding Company in the MHC Merger in exchange for the constructive transfer of liquidation interests in the Mid-Tier Holding Company to the members of the Mutual Holding Company. (Section 1032(a) of the Code)

5.

Persons who have liquidation interests in the Mutual Holding Company will recognize no gain or loss upon the constructive receipt of a liquidation interest in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company. (Section 354(a) of the Code)

6.

The basis of the assets of Mutual Holding Company (other than stock in the Mid-Tier Holding Company) to be received by the Mid-Tier Holding Company will be the same as the basis of such assets in the Mutual Holding Company immediately prior to the transfer. (Section 362(b) of the Code)

7.

The holding period of the assets of the Mutual Holding Company transferred to the Mid-Tier Holding Company will include the holding period of those assets in the Mutual Holding Company. (Section 1223(2) of the Code)

Taylor Vise Brown & King, LLC

Board of Directors

Cullman Savings Bank, MHC

Cullman Bancorp, Inc., a federal corporation

Cullman Bancorp, Inc., a Maryland corporation

Cullman Savings Bank

April 23, 2021

8.

The Mid-Tier Merger will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. (Section 368(a)(1)(F) of the Code)

9.

The Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to the Holding Company and the Holding Company’s assumption of its liabilities in exchange for shares of Holding Company Common Stock or the distribution of such stock to Minority Shareholders and the constructive distribution of interests in the Liquidation Account to the Eligible Account Holders and Supplemental Eligible Account Holders. (Sections 361(a), 361(c) and 357(a) of the Code)

10.	No gain or loss will be recognized by the Holding Company upon the receipt of the assets of Mid-Tier Holding Company in the Mid-Tier Merger. (Section 1032(a) of the Code)

11.

The basis of the assets of the Mid-Tier Holding Company (other than the stock in the Bank) to be received by the Holding Company will be the same as the basis of such assets in the Mid-Tier Holding Company immediately prior to the transfer. (Section 362(b) of the Code)

12.

The holding period of the assets of Mid-Tier Holding Company (other than the stock in the Bank) to be received by the Holding Company will include the holding period of those assets in the Mid-Tier Holding Company immediately prior to the transfer. (Section 1223(2) of the Code)

13.

Except with respect to the receipt of cash in lieu of fractional share interests, Mid-Tier Holding Company shareholders will not recognize any gain or loss upon their exchange of Mid-Tier Holding Company common stock for Holding Company Common Stock. (Section 354 of the Code).

14.

The payment of cash to the Minority Shareholders in lieu of fractional shares of Holding Company Common Stock will be treated as though the fractional shares were distributed as part of the Mid-Tier Merger and then redeemed by Holding Company. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574)

15.

Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Mid-Tier Holding Company for interests in the Liquidation Account in the Holding Company. (Section 354 of the Code)

16.

It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Common Stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock. (Section 356(a) of the Code.) Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as a result of their exercise of the nontransferable subscription rights. (Rev. Rul. 56-572, 1956-2 C.B. 182)

Taylor Vise Brown & King, LLC

Board of Directors

Cullman Savings Bank, MHC

Cullman Bancorp, Inc., a federal corporation

Cullman Bancorp, Inc., a Maryland corporation

Cullman Savings Bank

April 23, 2021

17.

It is more likely than not that the fair market value at the effective date of the Conversion of the benefit to Eligible Account Holders and Supplemental Eligible Account Holders provided by an interest in the Bank Liquidation Account which they receive is zero. Pursuant to the Plan, the Bank Liquidation Account supports the payment of the Liquidation Account in the unlikely event that either the Bank (or the Holding Company and the Bank) were to liquidate after the Conversion (including a liquidation of the Bank or the Bank and the Holding Company in a purchase and assumption transaction with a credit union acquiror) when the Holding Company lacks sufficient net assets to pay distributions from the Liquidation Account when due. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of such rights in the Bank Liquidation Account as of the effective date of the Conversion. (Section 356(a) of the Code)

18.

Each shareholder’s aggregate basis in his or her Holding Company Common Stock received in the exchange will be the same as such shareholder’s aggregate basis of his or her Mid-Tier Holding Company common stock surrendered in exchange therefore. (Section 358(a) of the Code)

19.

It is more likely than not that the basis of the Holding Company Common Stock purchased in the Offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Code)

20.

Each shareholder’s holding period in his or her Holding Company Common Stock received in the exchange will include the period during which the Mid-Tier Holding Company common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the shareholder on the date of the exchange. (Section 1223(1) of the Code)

21.

The holding period of the Holding Company Common Stock purchased pursuant to the exercise of subscriptions rights will commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Code)

22.	No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for Holding Company Common Stock sold in the Offering. (Section 1032 of the Code)

No assurances are or can be given that the Alabama Department of Revenue or the courts will agree with the foregoing conclusions, in whole or in part, although it is our opinion that they should. While this opinion represents our considered judgment as to the proper Alabama income tax treatment to the parties enumerated based upon the law as it exists as of the date of this letter, and the facts as they were presented to us, it is not binding on the Alabama Department of Revenue or the courts. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof. Further, any variation or differences in facts or representations recited herein, for any reason, could affect our conclusions, possibly in an adverse manner, and make them inapplicable.

Taylor Vise Brown & King, LLC

Board of Directors

Cullman Savings Bank, MHC

Cullman Bancorp, Inc., a federal corporation

Cullman Bancorp, Inc., a Maryland corporation

Cullman Savings Bank

April 23, 2021

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Mutual Holding Company’s Application for Conversion on Form FR MM-AC and the Holding Company Application on Form H-(e)(1), each as filed with the Federal Reserve, and to the Holding Company’s Registration Statement on Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and Form S-1 under the captions “The Conversion and Offering-Material Income Tax Consequences” and “Legal Matters.”

Very truly yours,

Taylor Vise Brown & King, LLC

Taylor Vise Brown & King, LLC